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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Dobson Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134
To the Shareholders of Dobson Communications Corporation:
      You are cordially invited to attend the Annual Meeting of Shareholders of Dobson Communications Corporation to be held on June 15, 2005, at the offices of Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, commencing at 9:00 a.m., local time. We look forward to personally greeting as many of our shareholders as possible at the meeting.
      The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on our operations will be presented at the meeting, followed by a question-and-answer and discussion period.
      We know that most of our shareholders are unable to attend the Annual Meeting in person. We solicit proxies so that each shareholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date, and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.
      Thank you for your continued interest in Dobson Communications Corporation.

Very truly yours,

Everett R. Dobson
Chairman
Enclosures
May      , 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL I ELECTION OF DIRECTORS
PROPOSAL 2 -- APPROVAL OF THE AMENDMENT TO THE DOBSON COMMUNICATIONS CORPORATION CERTIFICATE OF INCORPORATION
INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL III APPOINTMENT OF INDEPENDENT AUDITORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
SHAREHOLDER RETURN PERFORMANCE PRESENTATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 15, 2005

To the Shareholders of
     Dobson Communications Corporation
      NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of Dobson Communications Corporation will be held at the offices of Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, on June 15, 2005, commencing at 9:00 a.m., local time, for the following purposes:

1. To elect three Class II directors of Dobson Communications Corporation, each to serve for a term of three years;

2. To approve amendments to Dobson Communications Corporation’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of the Company’s Class A common stock from 175 million shares to 325 million shares, an increase of 150 million shares, and to cancel the designation of 40,000 shares of Dobson Communications’ preferred stock which have been designated as Series E preferred stock;

3. To ratify and approve the selection of KPMG LLP as the independent auditors for Dobson Communications Corporation for 2005; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.
      The Board of Directors has fixed the close of business on May 2, 2005, as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Stephen T. Dobson
Secretary
Oklahoma City, Oklahoma
May      , 2005
EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF CLASS A COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
June 15, 2005

       This Proxy Statement is furnished by Dobson Communications Corporation in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2005 Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders, and at any and all adjournments of said meeting. Unless the context otherwise requires, all references to “we” and “us” refer to Dobson Communications Corporation and its subsidiaries.
Solicitation and Revocation of Proxies and Voting
      The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting of Shareholders and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by delivering written notice of revocation to our corporate Secretary, at 14201 Wireless Way, Oklahoma City, Oklahoma 73134, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.
      We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and the accompanying proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. This Proxy Statement and accompanying proxy were first mailed to our shareholders on or about May      , 2005.
Quorum; Abstentions; Broker Non-Votes
      The presence, in person or by proxy, of the holders of shares of our outstanding common stock representing a majority of the total combined voting power of all of our outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a quorum is present, the election of directors will require a plurality of the votes cast by the shareholders entitled to vote thereon, present in person or represented by proxy.
      You may, with respect to the election of directors:

•	vote for the election of all nominees named herein;

•	withhold authority to vote for all such nominees; or

•	vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy.
      Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of the NASDAQ Stock Market with respect to such shares, and the record owner has not received instructions from the beneficial owner. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. The approval of the proposed amendment to the our Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, will require the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and of the holders of a majority of the outstanding shares of our Class B common stock, voting as separate classes, and therefore abstentions and broker non-votes will have the same effect as a vote against the approval of the proposed amendment to our Certificate of Incorporation. The ratification of the selection of KPMG LLP requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the total combined voting power of the shares present or represented by proxy at the Annual Meeting and, therefore, abstentions will be counted in tabulating the votes cast and, therefore, will have the same effect as a vote against the approval of the approval of KPMG LLP as our independent auditors. Broker non-votes will not be counted in tabulating the votes cast.
      As a matter of policy, we maintain proxies and voting tabulations that identify individual shareholders on a confidential basis. We make such documents available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.
      Only the holders of outstanding shares of our Class A common stock and our Class B common stock of record at the close of business on May 2, 2005, are entitled to receive notice of and to vote at the Annual Meeting. On the record date, we had outstanding 114,479,163 shares of our Class A common stock and 19,418,021 shares of our Class B common stock. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on each matter to be voted upon at the Annual Meeting.
PROPOSAL I
ELECTION OF DIRECTORS
      Our Board of Directors currently consists of seven persons. Our Amended and Restated Certificate of Incorporation provides for three classes of directors. Our classes of directors are designated as Class I, Class II and Class III, respectively. The directors whose term expires in 2005 have been designated as our Class II directors; the directors whose terms expire in 2006 have been designated as our Class III directors, and the director whose term expires in 2007 has been designated as our Class I director. The term of each class of directors is normally three years, and the term of one class expires each year in rotation. The following is a list of our current directors, by class:

Class II	Mark S. Feighner Justin L. Jaschke Albert H. Pharis, Jr.
Class III	Everett R. Dobson Stephen T. Dobson Robert A. Schriesheim
Class I	Fred J. Hall
      In conjunction with the restructuring of, and our acquisition of the outstanding equity interests in, American Cellular Corporation, we agreed to and did amend our certificate of incorporation to limit the size of our Board of Directors to seven persons and to provide that two of our seven directors would be elected by a vote of only holders of our Class A common stock, voting as a separate class (our “Class A directors”), commencing upon the expiration of the terms of the interim Class A directors whom we appointed. As part of this agreement, we agreed to appoint two Class A directors, one to serve for a term expiring with the annual meeting of shareholders in 2005 and the other to serve for a term expiring at the annual meeting of shareholders in 2006. Messrs. Feighner and Schriesheim were included in a group of potential nominees developed by representatives of former holders of American Cellular’s senior subordinated notes and were among several persons chosen from that group and recommended to us by a representative of those former note holders. We reviewed the qualifications of, and interviewed, the several potential nominees selected by the representative and determined that Messrs. Feighner and Schriesheim were acceptable to us. Messrs. Feighner and Schriesheim, who are our Class A directors, were appointed to our Board of Directors on February 18, 2004. Mr. Feighner is a Class II director whose term will expire in 2005 and Mr. Schriesheim is a Class III director whose term will expire in 2006.
      Mr. Feighner, who is a Class A director, together with Justin L. Jaschke and Albert H. Pharis, Jr., each of whom is currently a director, have been nominated for election as Class II directors at the Annual Meeting, to serve for a three-year term. Four directors will continue in office to serve pursuant to their prior elections. The Board of Directors proposes that Mark S. Feighner, Justin L. Jaschke and Albert H. Pharis, Jr. each be elected for a three-year term expiring in 2008. Holders of our Class B common stock may not vote for the election of a Class A director, so the election of Mr. Feighner or any other nominee to be a Class A director must be approved by a plurality of the shares of Class A common stock present and voting at the meeting. The election of the non-Class A directors must be approved by the affirmative vote by the holders of shares of Class A common stock and Class B common stock representing a plurality of the combined voting power of the shares of Class A common stock and Class B common stock, voting as a single class, present and voting at the meeting.
      The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Feighner, Jaschke and Pharis. Should any of Messrs. Feighner, Jaschke or Pharis become unable or unwilling for any reason to stand for election as a director, the persons named in the proxy will vote for the election of such other person as the Board of Directors may propose to replace such nominee. We know of no reason why any of Messrs. Feighner, Jaschke or Pharis will be unavailable, unable or unwilling to serve.
      The names of the directors whose terms of office will continue after the Annual Meeting, their principal occupations during the past five years, other directorships held, and certain other information are set forth below.
Standing for Election
(Class II Directors — Term expiring in 2008)

Mark S. Feighner, age 56
      Mark S. Feighner has served as a director since February 2004. He was a venture partner in Austin Ventures, an Austin, Texas early-stage investor in and advisor to telecommunications companies, from September 2000 to January 2003.present. From 1995 to February 2000, Mr. Feighner served as President of GTE Wireless (formerly GET Mobilnet). From 1972 to 1995, Mr. Feighner served in various capacities with GTE Telephone Operations, including as Vice President and General Manager of GTE Communications Corporation, General Manager of GTE-Florida, Vice President of GTE Telephone Operations for Sales, Product Management and Program Management. Mr. Feighner served on the board of the Cellular Telecommunications Internet Association from September 1995 to February 2000. Mr. Feighner is a member of the advisory board of the Kelley School of Business at Indiana University. He holds a Bachelor of Science degree in Business and Marketing from Indiana University.
     Justin L. Jaschke, age 47
      Justin L. Jaschke has served as a director since 1996. Mr. Jaschke was the Chief Executive Officer and a director of Verio Inc., an Internet services provider based in Englewood, Colorado, from its inception in March 1996 until February 2004. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation in July 1995. Mr. Jaschke served as OneComm’s President and a member of its Board of Directors from 1993 until its merger with Nextel. From May 1990 to April 1993, Mr. Jaschke served as President and Chief Executive Officer of Bay Area Cellular

Officer of Bay Area Cellular Telephone Company. Mr. Jaschke currently serves on the Board of Directors of Positive Networks, Inc., a leading virtual private networking services provider, and on the Board of Trustees of his alma mater, the University of Puget Sound. Mr. Jaschke served on the Board of Directors of Metricom, Inc., a wireless data communications provider until November 2001. Mr. Jaschke was a director of our former subsidiary, Logix Communications Enterprises, Inc. and its subsidiaries, Logix Communications, Inc. and Dobson Telephone Company, which we refer to collectively as Logix, from January 2000 until April 2003. In February 2002, Logix Communications Enterprises, Inc. and Logix Communications, Inc. filed for relief under Chapter 11 of the Bankruptcy Code and in April 2003, successfully completed a plan of reorganization. As part of the plan of reorganization, the name of Logix Communications Enterprises was changed to Intelleq Communications Corporation, or Intelleq, and the name of Logix Communications , Inc. was changed to DWL Holding Company, or DWL. Mr. Jaschke has a Bachelor of Science degree in mathematics from the University of Puget Sound and a Master of Science in Management from the Massachusetts Institute of Technology Sloan School of Management.
     Albert H. Pharis, Jr., age 55
      Albert H. Pharis, Jr. has served as a director since December 1998. Since February 2003, Mr. Pharis has been Chairman of the Board, Chief Executive Officer and a director of Ortheon Medical, a medical device company based in Orlando, Florida. In September 1999, Mr. Pharis became a director of Logix, and the Chief Executive Officer of Logix Communications Enterprises, Inc. He ceased to be the Chief Executive Officer of Logix Communications Enterprises in April 2001 and, in April 2003, upon completion of the Logix Chapter 11 proceeding, he ceased to be a director of Logix. Mr. Pharis served as President, Chief Executive Officer and Director of Sygnet Wireless, Inc. and Sygnet Communications, Inc. from 1985 to December 1998. During that time he was active as a board member of the Cellular Telecommunications Internet Association from 1985 through 1998, and as a member of its Executive Committee from 1989 through 1998. He has also served as Chairman of the CTIA’s Small Operators Caucus during several of those years.
Directors Continuing in Office
(Class III Directors — Term expiring in 2006)
     Everett R. Dobson, age 45
      Everett R. Dobson has served as a director and officer since 1982. From 1990 to 1996, he served as a director and our President and Chief Operating Officer and as President of our cellular subsidiaries. He was elected our Chairman of the Board and Chief Executive Officer in April 1996. Mr. Dobson ceased to be our President and Chief Executive Officer on April 11, 2005. Mr. Dobson served on the board of the Cellular Telecommunications Internet Association in 1993 and 1994. He holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs its Investment Committee. Mr. Dobson was Chairman of the Board and Chief Executive Officer of Logix. In March 2002, he resigned as a director and executive officer of Logix Communications and Logix Communications Enterprises, but remained a director and executive officer of Dobson Telephone. On April 25, 2003, in connection with the completion of the Logix Chapter 11 reorganization proceeding, Mr. Dobson became a director of Intelleq and DWL.
     Stephen T. Dobson, age 42
      Stephen T. Dobson has served as a director since 1990. He served as our Treasurer from 1990 until September 1998, and he has served as our Secretary since 1990. He has also served as General Manager and Secretary of Dobson Telephone Company from 1994 to 1998 and 1990 to 1998, respectively. He was President and a director of Logix from January 1997 until March 2002, at which time he resigned as a director and executive officer of Logix Communications and Logix Communications Enterprises, but remained a director and executive officer of Dobson Telephone. On April 25, 2003, upon the completion of the Logix Chapter 11 proceeding, he became a director of Intelleq and DWL. Mr. Dobson is a member of the Western Rural

Telephone Association, National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a Bachelor of Science degree in Business Administration from the University of Central Oklahoma. Mr. Dobson became Vice Chairman of the Board and Chief Executive Officer of DWL on April 25, 2003.
     Robert A. Schriesheim, age 44
      Mr. Schriesheim has served as a director since February 2004. He has been affiliated with ARCH Development Partners, LLC, a Chicago, Illinois-based venture capital fund, since August 2002 and has served as a managing general partner from January 2003 to present. From September 1999 to March 2002, Mr. Schriesheim was Executive Vice President of Corporate Development and Chief Financial Officer, and a director, of Global Telesystems, Inc., a London, England-based, publicly traded provider of telecommunications, data and related services to businesses throughout Western and Central Europe, Russia and the Commonwealth of Independent States. He also served as Executive Vice President — Chief Corporate Development Officer for Global Telesystems, Inc. in 1999. In 2001, Global Telesystems filed, in prearranged proceedings, a petition for surseance (moratorium), offering a composition, in the Netherlands and a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, both to facilitate the sale of Global Telesystems. All such proceedings were approved, confirmed and completed by March 31, 2002. From 1997 to 1999, Mr. Schriesheim was President and Chief Executive Officer of SBC Equity Partners, Inc., a Chicago, Illinois-based private equity firm. From 1996 to 1997, Mr. Schriesheim was Vice President of Corporate Development for Ameritech Corporation, a Chicago, Illinois-based communications company. From 1993 to 1996, he was Vice President of Global Corporate Development for AC Nielsen Company, a subsidiary of Dunn & Bradstreet. Mr. Schriesheim received a Bachelor of Arts degree from Princeton University in 1982, and a Masters of Business Administration in Finance and Business Economics from the University of Chicago Graduate School of Business in 1986.
(Class I Director — Term expiring in 2007)
     Fred J. Hall, age 53
      Fred J. Hall has served as a director since May 2000. Since 1983, Mr. Hall has been Chairman, President and Chief Executive Officer of the Fred Jones Companies, Inc., a privately-held company headquartered in Oklahoma City, Oklahoma. Since October 2002, Mr. Hall has been Chairman of the Board of Managers of the general partners of Catalyst/Hall Growth Capital, LP and Catalyst/Hall Equity Capital, LP, both of which are venture capital investment companies. Mr. Hall was with the United States Department of State, serving as Assistant Secretary for European and Canadian Affairs from 1986 to 1998. Mr. Hall has served as Chairman of the Oklahoma Turnpike Authority since February 1995. In addition, Mr. Hall serves on the boards of numerous civic and cultural organizations. Mr. Hall received a Bachelor of Arts degree from Vanderbilt University in 1974 and a Master of Science in Business Administration from the University of Southern California in 1976.
Election of Directors by Holders of Series F Preferred Stock
      As of April 15, 2005, we had not paid dividends on the outstanding shares of our Series F preferred stock for two consecutive semi-annual dividend periods. As a result, and in addition to the election of directors by the holders of our common stock, the holders of outstanding shares of our Series F preferred stock, voting as a separate class, are entitled to elect two additional directors.
      We have not received any communication from holders of our outstanding shares of Series F preferred stock with respect to the proposed nomination and election of two additional directors. Should such occur, we will expand the size of our Board of Directors to nine persons in order to accommodate the two directors to be elected by the holders of outstanding shares of our Series F preferred stock.

Board Meetings and Committees
      The Board of Directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the Board is not involved in our day-to-day operations. The Board is kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in Board and Committee meetings.
      Meetings. Our Board of Directors held 13 meetings during 2004. Messrs. Everett R. Dobson, Stephen T. Dobson, Mark S. Ferghner, Albert H. Pharis, Jr. and Robert S. Schriesheim were present at all meetings of the Board. Mr. Justin L. Jaschke attended 11 of the meetings and Mr. Fred J. Hall attended 10 of the meetings. The Board has established an Audit Committee, a Compensation Committee, a Strategic Planning Committee and a Corporate Governance and Nominating Committee. In accordance with our Amended and Restated By-laws, the Board of Directors annually elects from its members the members of each Committee.
      Audit Committee. Members of our Audit Committee are Fred J. Hall, Justin L. Jaschke, Albert H. Pharis, Jr. and, since February 18, 2004, Robert A. Schriesheim.
      The Audit Committee is composed of non-employee directors, all of whom currently meet the “independence” standards of the NASDAQ Stock Market and of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, as more fully described below under the caption “Audit Committee Report”. The Audit Committee annually considers the qualifications of our independent auditor and makes recommendations to the Board on the engagement of the independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee’s duties. The Audit Committee reviews the plans for and results of audits for us and our subsidiaries. The Audit Committee reviews and approves the independence of the independent auditor, and considers and authorizes the fees for both audit and nonaudit services provided by the independent auditor. The Audit Committee met four times during 2004 and all persons who were members of the Audit Committee in 2004 were in attendance at each meeting. The Audit Committee has adopted a written charter which is available on our website at http://www.dobson.net.
      Compensation Committee. Members of our Compensation Committee are Justin L. Jaschke, Albert H. Pharis, Jr. and, since February 18, 2004, Mark S. Feighner.
      Currently, the members of our Compensation Committee are non-employee directors who meet the “independence” standards of the NASDAQ Stock Market, but are eligible to participate in any of the plans or programs that the Compensation Committee administers. The Compensation Committee approves the standards for setting salary ranges for our executive officers, reviews and approves the salary budgets for all other of our officers, and specifically reviews and approves the compensation of our senior executives. The Compensation Committee reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. The Compensation Committee also administers our stock option plans and approves stock option grants for our executive officers. See the “Compensation Committee Report on Executive Compensation” included elsewhere herein. During 2004, the Compensation Committee met three times. Russell L. Dobson, a former director, was a member of our Compensation Committee until he resigned on February 18, 2004. Mr. Feigner became a member of the Compensation Committee on February 18, 2004.
   Strategic Planning Committee and Corporate Governance and Nominating Committee. In March 2004, the Board of Directors established two additional committees, the Strategic Planning Committee and the

Corporate Governance and Nominating Committee, and appointed the following persons to the respective committees:

Committee	Members

Strategic Planning Committee	Mark S. Feighner Justin L. Jaschke Albert H. Pharis, Jr.
Corporate Governance and Nominating Committee	Fred J. Hall Albert H. Pharis, Jr. Robert A. Schriesheim
      Our Strategic Planning Committee has been formed to study, consider, analyze and develop long-term strategic initiatives, guidelines, recommendations and/ or plans for us. Our Strategic Planning Committee held no meetings in 2004.
      Our Corporate Governance and Nominating Committee, which was formed in March 2004, is responsible for identifying qualified candidates to be presented to our Board for nomination as Class A directors, ensuring that our Board and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The charter for the Corporate Governance and Nominating Committee requires that the Committee consist of no fewer than three Board members that satisfy the “independence” requirements of the NASDAQ Stock Market. Each member of our Corporate Governance and Nominating Committee meets these requirements. Our Corporate Governance and Nominating Committee held no meetings in 2004. A copy of the current charter of the Corporate Governance and Nominating Committee is available on our website at http://www.dobson.net. The Corporate Governance and Nominating Committee will consider nominees to be our Class A directors as recommended by our Class A shareholders. Notice of proposed shareholder nominations for directors must be delivered not less than 120 days before any meeting at which Class A directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating shareholder is the beneficial record owner of our Class A common stock. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. Nominations should be delivered to the Corporate Governance and Nominating Committee at the following address: The Dobson Communications Corporate Governance and Nominating Committee, c/ o Robert S. Schriesheim, Committee Chairman, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134.
      In considering possible candidates for election as a Class A director, the Corporate Governance and Nominating Committee is guided by the principles that each director should be an individual of high character and integrity and have:

•	independence;

•	wisdom;

•	integrity;

•	an understanding and general acceptance of our corporate philosophies;

•	a valid business or professional knowledge and experience that can bear on our challenges and deliberations and those of our Board of Directors;

•	a proven record of accomplishment with an excellent organization;

•	an inquiring mind;

•	a willingness to speak one’s mind;

•	an ability to challenge and stimulate management;

•	a willingness to commit time and energy to our business affairs; and

•	international and global experience.
      Qualified candidates for membership as a Class A director will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Corporate Governance and Nominating Committee will review the qualifications and background of Class A directors and nominees to become Class A directors, without regard to whether a nominee has been recommended by shareholders.
      In addition to considering possible candidates for election as Class A directors, the Corporate Governance and Nominating Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of our Board of Directors, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of shareholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
      In addition, the charter of the Corporate Governance and Nominating Committee provides that the Committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our Board of Directors, Board committees, management success and planning, and regular meetings of our non-management directors without management in executive sessions. We do not have a policy requiring members of our Board of Directors to attend annual meetings of our shareholders; however, two directors attended last year’s annual meeting of our shareholders.
      You can contact any member of our Board of Director by writing to him at the same address provided above for delivery of director nominations. Our shareholders, our employees and any others who wish to contact any non-management member of our Board of Directors or any member of our Audit Committee to report complaints or concerns with respect to accounting, internal accounting, controls or auditing matters, may do so by using the above address, or may call our Helpline at 1-877-888-0002. Employees and others may call the Helpline anonymously. All calls to the Helpline are confidential. Information explaining how our shareholders can contact our Board of Directors is available in the Investor Relations section of our website at http://www.dobson.net under the heading “Board Contact.”
      We have adopted the Dobson Communications Corporation Code of Ethics for our employees, officers and directors. Our Code of Ethics is publicly available on our website at http://www.dobson.net. If we make any substantive amendments to our Code of Ethics or grant any waiver, including any implicit waiver, from a provision of this Code to our executive officers or directors, we will disclose the nature of such amendment or waiver on our website.
Director Compensation
      In 2002 and 2003, and until March 10, 2004, each of our directors, other than Everett R. Dobson, received an annual directors’ fee of $10,000 and an annual fee of $5,000 for each committee on which the director served. On March 10, 2004, we revised our fee structure for directors so that for 2004, starting as of March 10, 2004, our directors, other than Everett R. Dobson, received an annual fee of $55,000. Commencing March 10, 2004, members of our Audit Committee and Strategic Planning Committee each receive an annual fee of $20,000 for each year of service for each committee on which they serve. Previously, members of our Audit Committee received an annual fee of $5,000. Commencing in March 2004, members of our Compensation Committee each receive an annual fee of $10,000 for each year of service for serving on the Compensation Committee. Previously, members of our Compensation Committee received an annual fee of $5,000. We also reimburse all of our directors for out-of-pocket expenses incurred in attending board and committee meetings. Members of our Corporate Governance and Nominating Committee do not receive any fees for serving on such Committee. Directors fees and fees payable to members of committees are paid annually, in arrears, for the twelve-month period ending with our annual meeting of shareholders.

      Everett R. Dobson, who has been one of our executive officers, received no additional cash compensation for services rendered as a director for 2004. For 2005, he will receive an annual director’s fee and a fee for serving as a member of our Strategic Planning Committee.
      In October 1996, in connection with his election as a director, we granted Justin L. Jaschke an option to acquire the equivalent of 106,952 shares of our Class A common stock, at an exercise price of $0.78 per share. In addition, in April 2002, we granted Mr. Jaschke a restricted stock award for 50,000 shares of our Class A common stock. The options granted to Mr. Jaschke in 1996 are 100% vested, while the restricted stock awarded in 2002 vests at a rate of 25% a year through April 2006. On March 10, 2004, we granted Mr. Jaschke options to acquire 100,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Mr. Jaschke during 2004 vest at a rate of 25% per year through March 2008.
      In December 1998, in connection with his election as a director, we granted Albert H. Pharis, Jr. an option to acquire the equivalent of 106,952 shares of our Class A common stock, at an exercise price of $5.18 per share. In addition, in April 2002, we granted Mr. Pharis a restricted stock award for 50,000 shares of our Class A common stock. The options granted to Mr. Pharis in 1998 are fully vested, while the restricted stock awarded in 2002 vests at a rate of 25% a year through April 2006. On March 10, 2004, we granted Mr. Pharis options to acquire 100,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Mr. Pharis during 2004 vest at a rate of 25% per year through March 2008.
      In May 2000, we granted Fred J. Hall options to purchase 50,000 shares of our Class A common stock at an exercise price of $23.00 per share. In April 2002, we granted Mr. Hall a restricted stock award for 50,000 shares of our Class A common stock. The options granted to Mr. Hall during 2000 are 80% vested and will continue to vest ratably until May 2005, while the restricted stock awarded in 2002 vests at a rate of 25% a year through April 2006. On March 10, 2004, we granted Mr. Hall options to acquire 115,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Mr. Hall during 2004 vest at a rate of 25% a year through March 2008.
      In April 2002, we granted Stephen T. Dobson options to acquire 50,000 shares of our Class A common stock, at an exercise price of $2.30 per share, and we granted Everett R. Dobson options to acquire 1,000,000 shares of our Class A common stock, at an exercise price of $2.30 per share. The options granted to Everett R. Dobson and Stephen T. Dobson during 2002 vest at a rate of 25% a year through April 2006. On March 10, 2004, we granted Everett R. Dobson options to acquire 275,000 shares of our Class A common stock at an exercise price of $3.49 per share, and we granted Stephen T. Dobson options to acquire 100,000 shares of our Class A common stock, at an exercise price of $3.49 per share. The options granted to Everett R. Dobson and Stephen T. Dobson during 2004 vest at a rate of 25% per year through March 2008. All options will become fully vested if we experienced a change of control. On March 10, 2004, we granted Mark S. Feighner options to acquire 100,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Mr. Feighner during 2004 vest at a rate of 25% per year through March 2008.
      On March 10, 2004, we granted Robert A. Schriesheim options to acquire 100,000 shares of our Class A common stock at an exercise price of $3.49 per share. The options granted to Mr. Schriesheim during 2004 vest at a rate of 25% a year through March 2008.
Compensation Committee Interlocks and Insider Participation
      At December 31, 2004, our Compensation Committee consisted of Mark S. Feighner, Justin L. Jaschke and Albert H. Pharis, Jr. No member of the Compensation Committee was one of our officers or employees, or an officer or employee of any of our subsidiaries at any time during 2004. Mr. Pharis served as Chief Executive Officer and a director of our former subsidiary, DWL, from September 1999 until April 2001, and was a paid consultant to us from December 1998 until December 31, 2003.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. MARK S. FEIGHNER, JUSTIN L. JASCHKE AND ALBERT H. PHARIS, JR. AS DIRECTORS.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT TO THE
DOBSON COMMUNICATIONS CORPORATION CERTIFICATE OF INCORPORATION
      At the Annual Meeting, shareholders will be asked to approve amendments to our Certificate of Incorporation.
      Our Certificate of Incorporation currently authorizes the issuance of up to 175,000,000 shares of Class A common stock. As of the record date, approximately 114,479,163 shares of Class A common stock were issued and outstanding; an aggregate of 16,559,948 shares were reserved for issuance upon the exercise of options granted and which may be granted under our stock option plans and pursuant to our Employee Stock Purchase Plan; 14,004,068 shares were reserved for issuance upon the exercise of conversion rights attendant to the outstanding shares of our Series F preferred stock, and 19,418,021 shares were reserved for issuance upon conversion of our Class B common stock.
      As a result of the conversion rights attendant to our Series F preferred stock and our Class B common stock, providing equity incentives to employees, officers and directors, and in connection with financing transactions, we have issued or reserved for issuance 164,461,200 shares of our authorized Class A common stock. Therefore, our Board of Directors has determined that it is in the best interests of Dobson Communications Corporation and our shareholders to amend Article Five of our Certificate of Incorporation (the “Amendment”) to increase the number of authorized shares of our Class A common stock from 175,000,000 shares to 325,000,000 shares, and we hereby solicit the approval of our shareholders of the Amendment. If our shareholders approve the Amendment, our Board of Directors currently intends to file an amendment to our Certificate of Incorporation reflecting the Amendment with the Secretary of State of the State of Oklahoma as soon as practicable following such shareholder approval. If the Amendment is not approved by the shareholders, Article Five of the existing Certificate of Incorporation will continue in effect.
      The objective of the increase in the authorized number of shares of Class A common stock is to ensure that we have sufficient shares available for future issuances. Our Board of Directors believes that it is prudent to increase the authorized number of shares of Class A common stock to the proposed level in order to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, funding future financings or acquisitions or effecting stock splits or dividends.
      In addition, our Certificate of Incorporation authorizes us to issue up to 40,000 shares of preferred stock designated as Series E preferred stock. No shares of Series E preferred stock are issued or outstanding, and our Board of Directors believes that it would be in our best interests and those of our shareholders to cancel the designation of our Series E preferred stock and restore the 40,000 shares of preferred stock previously designated as Series E preferred stock to authorized but unissued and undesignated shares of preferred stock.
Possible Effects of the Proposed Amendment to the Certificate of Incorporation
      All authorized but unissued shares of Class A common stock will be available for issuance from time to time for any proper purpose approved by our Board of Directors (including issuances in connection with stock-based employee benefit plans, future stock splits or dividends and issuances to raise capital or effect acquisitions). Other than authorizing sufficient shares to cover the exercise of outstanding options, the conversion of our Series F preferred stock and our Class B common stock and to meet our obligations under our Employee Stock Purchase Plan, there are currently no arrangements, agreements or understandings for the issuance or use of the additional shares of authorized Class A common stock. Our Board of Directors does not presently intend to seek further shareholder approval of any particular issuance of shares unless such approval is required by law or the rules of the NASDAQ Stock Market.
      Shareholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Class A common stock that may be issued in the future, and therefore, future issuances of Class A common stock may, depending on the circumstances, have a dilutive effect on the earnings (loss) per share, voting power and other interests of the existing shareholders.

      The proposal could have an anti-takeover effect, although that is not its intention. For example, if we were the subject of a hostile takeover attempt, we could try to impede the takeover by issuing shares of Class A common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to us could discourage unsolicited takeover attempts, thereby limiting the opportunity for our shareholders to realize a higher price for their shares than is generally available in the public markets. Our Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of us, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.
Vote Required and Board of Directors’ Recommendation
      The affirmative vote of the holders of at least a majority of the outstanding shares of our Class A common stock and of our Class B common stock, voting as separate classes, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as votes against the proposal.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION.

INDEPENDENT PUBLIC ACCOUNTANTS
Information Regarding Independent Auditors
      On June 21, 2002, our Board of Directors, upon the recommendation of our Audit Committee, dismissed Arthur Andersen LLP as our independent public accountants and engaged KPMG LLP to serve as our independent public accountants for our fiscal year ended December 31, 2002. KPMG also served as our independent public accountants for our fiscal years ended December 31, 2003 and December 31, 2004.
      In 2003, KPMG re-audited our consolidated financial statements for each of the years ended December 31, 2000 and 2001, and its reports on our consolidated financial statements for such years did not contain an adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
Audit Fees
      Audit fees billed to us during the fiscal years ended December 31, 2003 and December 31, 2004 for audit or review of our annual financial statements and those financial statements included in our quarterly reports on Form 10-Q, and, in 2004, the attestation of internal controls over financial reporting, totaled $923,000 for 2003 and $460,000 for 2004, all of which was billed by KPMG. All audit related services performed for us in 2004 by KPMG were approved in advance by the Audit Committee pursuant to its pre-approval policy and procedures set forth in the Audit Committee Charter.
Audit-Related Fees
      Audit-related fees billed to us during our fiscal years ended December 31, 2003 and December 31, 2004 for assurance and related services reasonably related to the audit or review of our financial statements, but not otherwise disclosed under the heading “Audit Fees” above, totaled $44,750 for 2003 and $320,000 for 2004, all of which was billed by KPMG. Audit-related fees billed to us in 2004 included fees related to our compliance with the Sarbanes-Oxley Act of 2002.
Tax Fees
      Tax fees billed to us during our fiscal years ended December 31, 2003 and December 31, 2004 for tax compliance, tax advice or tax planning totaled $403,600 for 2003, and $373,600 for 2004, none of which was billed by KPMG. Tax fees billed to us during 2004 related to income tax, property tax and sales tax matters.
All Other Fees
      Fees billed to us during our fiscal years ended December 31, 2003 and December 31, 2004 for all other non-audit services totaled $41,000 for 2003, and $63,500 for 2004, all of which was billed by KPMG. These services primarily relate to due diligence investigations for acquisitions we consummated in 2004.
      The Audit Committee has determined that the provision of non-audit services by KPMG did not impact the independence of that firm, and was compatible with maintaining each auditor’s independence.
      The Audit Committee approves in advance all audit and non-audit services to be performed for us by our independent accountants. The Audit Committee pre-approved services which represented the following percentages of fees billed in each category in 2003 and 2004:

	2003	2004

Audit-Related Fees	100.0%	100.0%
All Other Fees	100.0%	100.0%

PROPOSAL III
APPOINTMENT OF INDEPENDENT AUDITORS
      KPMG LLP has been recommended by the Audit Committee of our Board of Directors for reappointment as our independent auditors. KPMG served as our independent auditors for the year ended December 31, 2004. KPMG is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.
      KPMG representatives are expected to attend the 2005 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
      Shareholder ratification of the selection of KPMG as our independent auditors is not required by our By-Laws or otherwise. However, we are submitting the selection of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in our best interests and the best interests of our shareholders.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF THE FIRM OF KPMG LLP AS INDEPENDENT AUDITORS FOR DOBSON COMMUNICATIONS CORPORATION FOR THE YEAR 2005.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
      Our executive officers are set forth below. Certain of the officers hold or have held positions in several of our subsidiaries. The ages and position titles of the persons set forth below are as of May 2, 2005.

Name	Age	Position

Everett R. Dobson(1)(2)(3)	45	Chairman of the Board
Steven P. Dussek(3)	48	President and Chief Executive Officer
Bruce R. Knooihuizen	49	Executive Vice President and Chief Financial Officer
Timothy J. Duffy	45	Senior Vice President and Chief Technical Officer
R. Thomas Morgan	49	Senior Vice President and Chief Information Officer
Richard D. Sewell, Jr.	48	Treasurer
Stephen T. Dobson(1)(2)	42	Secretary
Trent W. LeForce	39	Controller and Assistant Secretary

(1)	Everett R. Dobson and Stephen T. Dobson are brothers.

(2)	Biography is set forth above.

(3)	Effective April 11, 2005 Everett R. Dobson ceased to be President and Chief Executive Officer and Steven P. Dussek became President and Chief Executive Officer,
      We were incorporated in February 1997. Unless otherwise indicated, information below with respect to positions held by our executive officers refers to their positions with our predecessors and, since February 1997, also with us.
      Steven P. Dussek has served as a director of NII Holdings, Inc., a publicly held provider of mobile communications for business customers in Latin America, since 1999. From 1999 until 2000, Mr. Dussek was the chief executive officer of NII Holdings. Mr. Dussek was the President and Chief Operating Officer of NII Holdings from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek served in various senior management positions with Nextel Communications, Inc., most recently as Executive Vice President and Chief Operating Officer. From 1995 to 1996, Mr. Dussek served as Vice President and general manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as Senior Vice president and Chief Operating Officer of Paging Networks, Inc., a paging company.
      Bruce R. Knooihuizen is our Executive Vice President and Chief Financial Officer. Mr. Knooihuizen joined us in July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US West. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a Bachelor of Science degree in Finance from Miami University in Oxford, Ohio and a Masters of Business Administration in Finance from the University of Cincinnati.
      Timothy J. Duffy has served as our Senior Vice President and Chief Technical Officer since December 1998. In this capacity, he managed our cellular network facilities as well as engineering, design and build out of new cellular networks. Prior to joining us, Mr. Duffy worked for Sygnet Communications from 1985 to 1998 in engineering and related management positions. In 1983 he was employed as Director of Engineering for the Constrander Corporation where he was responsible for seven AM and FM radio broadcast facilities in Ohio and Pennsylvania. From 1976 to 1982 he served as Chief Engineer of radio station WGRP in Greenville, Pennsylvania. Mr. Duffy holds a U.S. patent concerning the integration of wireless phone location information to make call management decisions. He is a member of the Institute of Electrical and Electronics Engineers and holds a Bachelor of Science degree in Electrical Engineering from Pennsylvania State University.
      R. Thomas Morgan has served as our Chief Information Officer since December 1997, serving as Vice President until April 2003 when he became a Senior Vice President. During 1996 and 1997, Mr. Morgan was Director of Corporate Services in the Information Services Department of American Electric Power in Columbus, Ohio, an electric utility serving three million customers in the Midwest. Previously, he was Manager of Accounting and Human Resources Systems from 1994 through 1995 and held various positions in the Information Systems Department of American Electric Power from 1985. Mr. Morgan was Manager of Software Engineering for Access Corporation, a software development company, in Cincinnati, Ohio from 1978 to 1981. Mr. Morgan holds a Bachelor of Science degree in Systems Analysis from Miami University in Oxford, Ohio.
      Richard D. Sewell, Jr. has served as Treasurer since September 1998. Mr. Sewell was employed by Dal-Tile International Inc., a ceramic tile manufacturer and distributor, as Vice President — Finance from 1997 to 1998, as Vice President — Treasurer from 1995 to 1997 and as Vice President — Financial Reporting from 1990 to 1995. From 1979 to 1989, Mr. Sewell was employed by a predecessor entity to Ernst & Young, a public accounting firm, concluding as a principal in their Entrepreneurial Service Group. Mr. Sewell received a Bachelor of Science degree in Accounting from the University of Missouri-Kansas City.
      Trent W. LeForce is our Controller and Assistant Secretary. He has served as our Controller since joining us in February 1997. From 1988 to 1997, Mr. LeForce was employed by Coopers and Lybrand, a public accounting firm and a predecessor entity to PricewaterhouseCoopers, concluding as a senior audit manager. Mr. LeForce received a Bachelor of Science degree in Accounting from Oklahoma State University.

Executive Compensation

Summary Compensation Table
      The table and notes below show the compensation for the last three years of our President and Chief Executive Officer and our four next highest-paid executive officers as of December 31, 2004 for services in all capacities to Dobson Communications and its subsidiaries. The individuals shown in the table below are referred to in this proxy statement as the named executive officers.
Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation
					Securities
		Base		Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Options	Compensation(3)

Everett R. Dobson	2004	$600,000	$225,857	$50,300	275,000	$8,000
Chairman of the Board,	2003	600,000	700,000	63,100	—	8,000
President Chief Executive	2002	595,833	600,000	50,000	1,000,000	8,000
Officer and Director
Bruce R. Knooihuizen	2004	400,000	103,851	—	218,333	8,000
Executive Vice President	2003	385,000	300,000	—	—	8,000
and Chief Financial Officer	2002	383,632	200,000	—	500,000	8,000
Timothy J. Duffy	2004	250,000	103,005	—	165,000	8,000
Senior Vice President and	2003	225,000	125,000	—	—	8,000
Chief Technical Officer	2002	268,158	73,347	—	175,000	8,000
R. Thomas Morgan	2004	250,000	74,501	—	165,000	8,000
Senior Vice President and	2003	225,000	125,000	—	—	8,000
Chief Information Officer	2002	227,083	112,500	—	75,000	8,000
Trent W. LeForce	2004	200,000	57,817	—	156,667	8,000
Controller and Assistant	2003	180,000	70,000	—	—	8,000
Secretary	2002	180,000	63,000	—	100,000	8,000

(1)	Bonuses for 2004 represent the bonuses paid in 2005 with respect to services performed in 2004. Bonuses for 2003 represent the bonuses paid in 2003 or 2004 with respect to services performed in 2003. Bonuses for 2002 represent the bonuses paid with respect to services performed in 2002.

(2)	Represents the value of perquisites and other personal benefits and includes $48,000, $61,800 and $39,800 for personal use of our aircraft and $2,300, $1,300 and $10,200 for a company-provided vehicle and wireless phone in 2004, 2003 and 2002, respectively. In accordance with SEC rules, excludes perquisites and other personal benefits if the aggregate value is not more than the lesser of $50,000 or 10% of the person’s total annual salary and bonus.

(3)	Includes the matching contributions made by us to the account of the executive officer under our 401(k) Profit Sharing Plan.

Option Grants in 2004
The table below shows all grants of stock options made to the named executive officers during 2004 under the Dobson Communications 1996 Stock Option Plan, the Dobson Communications 2000 Stock Incentive Plan and 2002 Stock Incentive Plan, which we refer to collectively as the Option Plans. The Option Plans provide for grants of non-qualified options to our directors and executive officers, and certain of our officers and employees.

	Individual Grants
					Potential Realizable Value
	Number of	Percent of Total			at Assumed Annual Rates
	Securities	Options/SARs			of Stock Price Appreciation
	Underlying	Granted to	Exercise of		for Option Term(1)
	Options/	Employees in	Base Price	Expiration
Name	SARs Granted	Fiscal Year	($/Sh)	Date	5%	10%

Everett R. Dobson	275,000	5.9%	$3.49	3/10/14	$603,600	$1,529,600
Bruce R. Knooihuizen	185,000	4.0%	3.49	3/10/14	406,000	1,029,000
	33,333	0.7%	7.09	5/10/10	148,600	376,700
Timothy J. Duffy	140,000	3.0%	3.49	3/10/14	307,300	778,700
	25,000	0.5%	7.09	5/10/10	111,500	282,500
R. Thomas Morgan	140,000	3.0%	3.49	3/10/14	307,300	778,700
	25,000	0.5%	7.09	5/10/10	111,500	282,500
Trent W. LeForce	140,000	3.0%	3.49	3/10/14	307,300	778,700
	16,667	0.4%	7.09	5/10/10	74,300	188,300

(1)	These amounts are calculations required by SEC rules and are not intended to forecast any future appreciation in the price of our common stock. The actual value of the options will vary in accordance with the market price of the common stock.

Aggregated Option Exercises of Our Class A Common Stock in 2004 and Fiscal Year-End Option Values
      The table below shows: (1) aggregate exercises of options to purchase our Class A common stock by the named executive officers during 2004; (2) the value realized upon such exercises; and (3) the value of the remaining options held by the named executive officers at year-end (based on the $1.72 per share last sale price of our Class A common stock on December 31, 2004, less the aggregate exercise price for such options, but before payment of the applicable taxes).

			Number of Unexercised		Value of Unexercised
			Options at		In-The-Money Options at
	Shares		December 31, 2004(1)		December 31, 2004
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Everett R. Dobson	—	—	500,000	775,000	—	—
Bruce R. Knooihuizen	—	—	468,863	441,666	$59,975	—
Timothy J. Duffy	—	—	161,326	232,500	—	—
R. Thomas Morgan	—	—	88,494	182,500	17,047	—
Trent W. LeForce	—	—	125,321	193,334	—	—

(1)	Assumes the conversion of each share of Class C common stock and Class D common stock issuable upon exercise of options into 111.44 shares of Class A common stock.

10-Year Option Repricings
      On July 29, 2003, we entered into agreements with certain holders of options granted under our 2000 Plan with exercise prices in excess of $10.00 per share in which we agreed to issue new options under our 2000 Plan in exchange for their existing options. Under these agreements, holders of options with an exercise price of more than $10.00 per share but less than $15.00 per share would receive new options for the same number of underlying shares; holders of options with exercises prices of at least $15.00 and less than $20.00 would receive new options to purchase one share of our Class A common stock for each two shares underlying existing options, and holders of existing options with exercises prices greater than $20.00 per share would receive new options to purchase one share of our Class A common stock for each three shares underlying their existing options. In each instance, the new options would be granted six months and one day after the effective date of the exchange agreement, and at an exercise price equal to the market price of our Class A common stock on such later date. On February 2, 2004, we issued new options under the exchange agreements, all at an exercise price of $7.09 per share. The vesting schedule for each new option was the same as the replaced options. No options held by our non-management directors were included in the foregoing exchange program. The following table reflects the options that were cancelled effective July 29, 2003 and the new options that were granted on February 2, 2004 to persons who currently are our executive officers:

		Number of					Length of
		Securities	Market Price of	Exercise	Number of		Original
		Underlying	Stock at	Price at	Securities		Option Term
		Options/SARs	Time of	Time of	Underlying	New	Remaining at
		Repriced or	Repricing or	Repricing or	New Options	Exercise	Date of
		Amended	Amendment	Amendment	Granted	Price	Repricing or
Name	Date	#	$	$	#	$	Amendment(3)

Bruce R. Knooihuizen	(1)	100,000	(2)	23.00	33,333	7.09	May 10, 2010
Executive Vice President and
Chief Financial Officer
Timothy J. Duffy	(1)	75,000	(2)	23.00	33,333	7.09	May 10, 2010
Senior Vice President and
Chief Technical Officer
R. Thomas Morgan	(1)	75,000	(2)	23.00	25,000	7.09	May 10, 2010
Senior Vice President and
Chief Information Officer
Trent W. LeForce	(1)	50,000	(2)	23.00	16,667	7.09	May 10, 2010
Controller and
Assistant Secretary
Richard D. Sewell, Jr.	(1)	15,000	(2)	23.00	5,000	7.09	May 10, 2010
Treasurer

(1)	Outstanding options were cancelled as of July 29, 2003 and new options were granted February 2, 2004.

(2)	The closing market price of our Class A common stock on July 29, 2003 was $6.35 per share and on February 2, 2004 was $7.09 per share.

(3)	As of February 2, 2004.

Employment Contracts and Employment Termination and Change of Control Arrangements
      On April 1, 2005, we entered into an employment agreement with Steven P. Dussek pursuant to which Mr. Dussek became our Chief Executive Officer and President, effective as of April 11, 2005. The employment agreement has an initial term of five years, expiring April 10, 2010.
      The employment agreement provides for an annual base salary during the term of the agreement of not less than $500,000. Mr. Dussek’s base salary may be increased, but not decreased, pursuant to an annual review by the board of directors. Mr. Dussek is also entitled to annual incentive bonuses during the term of the agreement based on target amounts and performance goals to be established by the board of directors, with a target bonus for 2005 of $500,000 (prorated for Mr. Dussek’s actual period of employment during 2005).
      Mr. Dussek was also granted an option to purchase 1.6 million shares of our Class A common stock with an exercise price equal to the fair market value of the Class A common stock on the date of grant. This option will vest at 25% per year beginning April 11, 2006. Mr. Dussek will also be entitled to a tax gross up payment in the event any amounts paid or payable to him are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

      During the term of the agreement, Mr. Dussek and his spouse and dependents are entitled to participate in all welfare benefit plans maintained by us for our senior executive officers, including all medical, life and disability insurance plans and programs. In addition, he is eligible to participate in any pension, retirement, savings and other employee benefit plans and programs maintained by us from time to time for the benefit of its senior executive officers.
      Mr. Dussek will also receive $200,000 upon commencement of employment and be reimbursed for expenses incurred in relocating to our Oklahoma City, Oklahoma headquarters, which he will repay if he voluntarily terminates his employment without “good reason” within one year of his commencement date.
      Under the agreement, in the event Mr. Dussek’s employment is terminated by us without “cause” or by Mr. Dussek for “good reason,” Mr. Dussek will be entitled to a lump sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to two times his average annual compensation under the agreement for the two-year period immediately preceding the date of termination, and any outstanding awards under our stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination.
      Cause is defined in the agreement to include conviction of a felony that relates to the executive officer’s employment with us, acts of dishonesty intended to result in substantial personal enrichment at our expense or the willful failure to follow a direct, reasonable and lawful written directive from the board of directors which failure is not cured within 30 days. No act or omission will be considered willful unless it is done or omitted in bad faith and without reasonable belief it was in our best interest, and any determination of cause must be approved by three-fourths of our entire Board of Directors. Good reason is defined in the agreement to include the assignment of duties inconsistent with Mr. Dussek’s position, authority, duties or responsibilities, a reduction in his base salary or relocation outside the greater Oklahoma City metropolitan area or the area he is currently employed.
      In addition, if Mr. Dussek’s employment is terminated by us without cause or by Mr. Dussek for good reason, we must, at our option, either (1) pay Mr. Dussek a sum equal to 18 times the lesser of the monthly cost of COBRA coverage or $1,200, or (2) maintain coverage for Mr. Dussek and his spouse and/or dependents for a period of 18 months under the medical, hospitalization and dental programs in which they participated immediately prior to the date of termination.
      Effective April 11, 2005, Everett R. Dobson stepped down as our President and Chief Executive Officer. Mr. Dobson will remain Chairman of the Board.
      In November 2004, we entered into employment agreements with several of our officers, including Messrs. Knooihuizen and Duffy. The agreements with Messrs. Knooihuizen and Duffy have a three-year term and provide for an initial base salary of $400,000, in the case of Mr. Knooihuizen, and $250,000, in the case of Mr. Duffy. The base salary may be increased, but not decreased, pursuant to an annual review by the board of directors. Each such executive officer is also entitled to annual incentive bonuses during the term of the agreement based on target amounts and performance goals to be established by the board of directors. During the term of the agreements, the executive officer and his spouse and dependents are entitled to participate in all welfare benefit plans maintained by us for our senior executive officers, including all medical, life and disability insurance plans and programs. In addition, they are eligible to participate in any pension, retirement savings and other employee benefit plans and programs maintained by us from time to time for the benefit of our senior executive officers.
      The amount of any severance payable by us under these agreements upon the termination of employment depends on whether the executive officer is terminated by us for cause or he terminates his employment with us for good reason. Cause is defined in the agreements to include conviction of a felony that relates to the executive officer’s employment with us, acts of dishonesty intended to result in substantial personal enrichment at our expense or the willful failure to follow a direct, reasonable and lawful written directive from a supervisor or the board of directors which failure is not cured within 30 days. No act or omission will be considered willful unless it is done or omitted in bad faith and without reasonable belief it was in our best interest, and any determination of cause must be approved by three-fourths of the entire board of directors.

Good reason is defined in the agreement to include the assignment of duties inconsistent with the executive officer’s position, authority, duties or responsibilities, a reduction in the executive officer’s base salary, relocation outside the greater Oklahoma City metropolitan area or the replacement by us of our chief executive officer or chief operating officer.
      Under our agreements with Messrs. Knooihuizen and Duffy, in the event employment is terminated by us without cause or by the executive officer for good reason (other than as a result of the replacement by us of our chief executive officer or chief operating officer), the executive officer will be entitled to a lump sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to two times his average annual compensation for the two-year period immediately preceding the date of his agreement, and any outstanding awards under our stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination. If the executive officer terminates his employment with us following the appointment of a new chief executive officer or chief operating officer, he will be entitled to a lump sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to his average annual compensation for the period described above.
      In addition, if the executive officer’s employment under these agreements is terminated by us without cause or by the executive officer for good reason, we must, at our option, either (1) pay the executive officer a sum equal to 18 times the lesser of the monthly cost of COBRA coverage or $1,200, or (2) maintain coverage for the executive officer and his spouse and/or dependents for a period of 18 months under the medical, hospitalization and dental programs in which they participated immediately prior to the date of termination.
      In addition, in November 2004 we entered into retention agreements with several other officers and employees, including Messrs. Morgan, LeForce and Sewell. The agreements with Messrs. Morgan, LeForce and Sewell have a term of two years and provide that if we terminate the executive officer other than for cause, death or disability during the six-month period following a replacement of our chief executive officer or chief operating officer, we will pay to the executive officer a lump sum payment equal to the base salary and bonus earned through the date of termination and any accrued vacation pay, plus the salary and bonus paid to the executive officer in 2004. The definition of cause in these agreements is similar to the definition of cause in our employment agreements with Messrs. Knooihuizen and Duffy described above.
      In each of these employment agreements and retention agreements, we have agreed to reimburse the executive officers for all legal fees and expenses reasonably incurred by them in connection with any dispute between us and the executive officer regarding his agreement, and to pay a gross-up amount to compensate the executive officer for any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, on any amounts due the executive officer under his employment or retention agreement with us.
      Prior to October 2003, we provided Mr. Knooihuizen with an automobile that we leased through an unrelated party. In October 2003, Mr. Knooihuizen purchased an automobile and in March 2004, we purchased that automobile from Mr. Knooihuizen for $77,895, which was the amount that Mr. Knooihuizen paid for the automobile, and have provided Mr. Knooihuizen with the use of such automobile.
      Prior to August 15, 1998, Russell L. Dobson was one of our corporate officers and, until February 18, 2004, was one of our directors. Effective August 15, 1998, we entered into a consulting agreement with Mr. Dobson. Under the terms of the consulting agreement, Mr. Dobson has been retained by us through August 31, 2008 and was retained by our former subsidiary, DWL until November 30, 2001. In exchange for Mr. Dobson’s services, he receives monthly compensation of $15,000 and insurance benefits commensurate with our employee plan. Mr. Dobson’s responsibilities include, but are not necessarily limited to, representing us at various functions, including trade shows and seminars, assisting with regulatory matters, including appearances where required before regulatory bodies, and analyzing technical and financial data to assist executive officers in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with us during the term of his consulting agreement. Mr. Dobson’s consulting fees through November 30, 2001 were paid by DWL. We began paying this consulting fee in December 2001. On February 18, 2004, Mr. Dobson retired from our board of directors, at which time we agreed to pay him a $150,000 retirement stipend and to fully vest all options to purchase shares of our common stock held by him. Our consulting agreement with Mr. Dobson remains in effect.

      Effective December 23, 1998, immediately following our acquisition of Sygnet Wireless, Inc. and its subsidiaries, Albert H. Pharis, Jr., formerly the chief executive officer of Sygnet Wireless, became a consultant to us to assist us on an as-needed basis for a term of five years. Mr. Pharis advised and consulted with us regarding operational matters affecting our business, such as industry trends, technological developments, the competitive environment, and the integration of Sygnet and other acquisitions. Mr. Pharis received a fee of $40,000 for the first 90 days of such consulting period and an annual fee of $60,000, which ended in December 2003. At the same time, Mr. Pharis, who serves on our board of directors, received options to purchase 959 shares of our Class D common stock, which are convertible into 106,952 shares of our Class A common stock, at an exercise price of approximately $5.18 per equivalent share of Class A common stock. Mr. Pharis’s options that were granted in 1998 are fully vested.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      In 2004, the Dobson Communications Compensation Committee was composed of Russell Dobson, Justin L. Jaschke and Albert H. Pharis, Jr., each of whom was a non-management director during 2004. Russell L. Dobson retired from the Dobson Communications Board of Directors on February 18, 2004, and was replaced on the Compensation Committee by Mark S. Feighner, a newly appointed Class A director. The Compensation Committee designs and administers the compensation programs for executive officers and other key employees of Dobson Communications and makes grants under our stock option plans. The Compensation Committee, with the aid of internal staff of Dobson Communications, reviews and evaluates the compensation programs to determine their effectiveness in attracting, motivating and retaining highly skilled executive officers.
      Compensation Philosophy. The Dobson Communications compensation program for its executive officers is designed to preserve and enhance shareholder value by heavily emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the business objectives of Dobson Communications, to reward them for their achievement and to attract and retain executive officers who contribute to the long-term success of Dobson Communications. Competition is intense for senior executives within the telecommunications industry, with established companies and start-ups aggressively recruiting management talent. A key design criterion for the Dobson Communications compensation programs is therefore the retention of senior management and other key employees.
      Compensation Components. The executive compensation program of Dobson Communications has two primary components: base salary and annual cash incentive bonuses. Each is discussed below.
      Base Salary. The level of base salary paid to the executive officers of Dobson Communications is determined on the basis of the importance of the position and on market data. In 2004, we did not increase the rate of the base salary of our chief executive officer.
      Annual Cash Incentive Bonuses. For 2004, Dobson Communications employed a cash incentive compensation program under which bonus amounts are based on a number of performance factors that it considered relevant.
      In arriving at the total compensation of our executive officers for 2004, we considered a number of factors, including the following:

•	successfully completing the launch of GSM;

•	increases in gross and net additional subscribers;

•	lower churn rate;

•	increase in average revenue per unit;

•	limits on capital expenditures;

•	reduction in interest care dividend costs;

•	meeting targeted good for earnings before interests, taxes, depreciation and amortization expense;

•	timely launches of new products

•	adding GSM cell sites; and

•	timely deployment of EDGE technology.
      Compensation of the Chief Executive Officer. As described above, the Compensation Committee determines compensation for all executives, including Everett R. Dobson, the Chief Executive Officer of Dobson Communications, considering both a pay-for-performance philosophy and market rates of compensation. Mr. Dobson’s base salary was $600,000 for fiscal 2004, which we believe is not inconsistent with the base salaries of chief executive officers of peer companies. Mr. Dobson’s annual cash bonus of $225,857 was based on our evaluation of his contribution to the performance factors described above.
Other Matters
      Section 162(m) of the Internal Revenue Code of 1986, as amended, places a $1.0 million per person limitation on the tax deduction Dobson Communications may take for compensation paid to its Chief Executive Officer and its four other highest paid executive officers, except compensation constituting performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1.0 million limit. The Compensation Committee expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of Dobson Communications’ compensation program. In doing so, the Compensation Committee may utilize alternatives such as deferring compensation in order to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. For the year ended December 31, 2004, the Compensation Committee adhered to these procedures. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to executive officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

THE COMPENSATION COMMITTEE

Justin L. Jaschke
Albert H. Pharis, Jr.
Mark S. Feighner
March 10, 2005

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors of Dobson Communications is responsible for providing independent, objective oversight and review of the accounting functions and internal controls of Dobson Communications. Prior to February 18, 2004, the Audit Committee was comprised of three non-employee directors of Dobson Communications, and since February 18, 2004, has been comprised of four non-employee directors. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors of Dobson Communications in March 2000 and revised in November 2002. The Board of Directors of Dobson Communications determined that all members of the 2004 Audit Committee are “independent” under the NASDAQ listing standards. In July 2001, one of Dobson Communications’ independent directors, who also had been a member of its Audit Committee, resigned both positions. The Board of Directors of Dobson Communications appointed an existing director, Albert H. Pharis, Jr., to the Audit Committee to fill the vacancy created by such resignation. In connection with Dobson Communications’ December 1998 acquisition of Sygnet Communications, it agreed to pay Mr. Pharis, who had been the chief executive officer of Sygnet Communications, an annual consulting fee of $60,000 for the five year period ended in December 2003. Mr. Pharis also served as a director and chief executive officer of our former subsidiary, Logix Communications Corporation and its subsidiaries, from September 1999 until April 2001. Under the NASDAQ’s then applicable rules, Mr. Pharis did not qualify as an independent director for purposes of serving on the Audit Committee of Dobson Communications. However, under NASDAQ Rule 4350(5)(2)(B), a director who is not independent but who is not a current employee of Dobson Communications could be appointed to our Audit Committee if the Board of Directors of Dobson Communications, under exceptional and limited circumstances, determined that membership on its Audit Committee by that person was required for the best interests of Dobson Communications and its shareholders. In September 2001, the Board of Directors of Dobson Communications determined that none of its directors who were not already serving on its Audit Committee would be considered “independent” under the NASDAQ rules and that, because Mr. Pharis was neither an employee of Dobson Communications or any of its affiliates, and because of Mr. Pharis’ extensive knowledge of and experience in the wireless communications industry, including his prior experience as the chief executive officer of Sygnet Communications, a wireless communications provider, Mr. Pharis was determined to be the most appropriate member of the Board of Directors of Dobson Communications to fill the vacancy that then existed on its Audit Committee. Accordingly, Mr. Pharis was appointed and now serves on the Audit Committee. Under the currently applicable rules of the NASDAQ Stock Market, all members of our Audit Committee, including Mr. Pharis, are considered to be independent directors. On February 18, 2004, Mr. Robert A. Schriesheim, a newly appointed Class A director of Dobson Communications, was appointed to and serves as a member of the Audit Committee. The Board of Directors of Dobson Communications has determined that Fred J. Hall and Robert A. Schriesheim are each independent and that each is an audit committee financial expert, as defined by SEC rules.
      The responsibilities of the Audit Committee include recommending to the Board of Directors of Dobson Communications an accounting firm to serve as its independent auditors for Dobson Communications. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with management, its internal audit personnel and its independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of its financial statements;

•	its financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of its internal accounting controls, and accounting, financial and auditing personnel;

•	changes in our accounting practices, principles, controls or methodologies, or in its financial statements, and recent developments in accounting rules; and

•	the establishment and maintenance of an environment at Dobson Communications that promotes ethical behavior.

      The Audit Committee Charter of Dobson Communications provides, among other things, that the Audit Committee must pre-approve all audit and non-audit services to be provided by the independent auditors of Dobson Communications. The Audit Committee reviewed the Audit Committee Charter, as revised, and, after appropriate review and discussions, the Audit Committee determined that it had fulfilled its responsibilities under the Audit Committee Charter.
      The Audit Committee is responsible for recommending to the Board of Directors of Dobson Communications that its financial statements be included in the annual report of Dobson Communications. The Audit Committee took a number of steps in making this recommendation for 2004. First, the Audit Committee discussed with KPMG LLP, the independent auditors of Dobson Communications for 2004, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed KPMG’s independence with KPMG and received the written disclosures and the letter from KPMG regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. This discussion and disclosure informed the Audit Committee of KPMG’s independence, and assisted the Audit Committee in evaluating such independence. The Audit Committee also concluded that KPMG’s provision of non-audit services to Dobson Communications is compatible with KPMG’s independence. Finally, the Audit Committee reviewed and discussed, with management of Dobson Communications and with KPMG, Dobson Communications’ audited consolidated balance sheets at December 31, 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2004. Based on the discussions with KPMG concerning the audit, the independence discussions, the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors of Dobson Communications that the Annual Report on Form 10-K of Dobson Communications include these financial statements.

AUDIT COMMITTEE

Fred J. Hall
Justin L. Jaschke
Albert H. Pharis, Jr.
Robert A. Schriesheim
March 9, 2005

SHAREHOLDER RETURN PERFORMANCE PRESENTATION
      The following graph compares the cumulative total shareholder return on our common stock for the period beginning February 24, 2000, the date our Class A common stock was first traded on the NASDAQ Stock Market, through December 31, 2004, with the cumulative total returns of the NASDAQ Composite Index, and a peer group consisting of four publicly traded cellular companies. The peer group consists of Centennial Communications Corp., Rural Cellular Corporation, United States Cellular Corporation and Western Wireless Corporation. The comparison assumes $100 was invested in our Class A common stock and in each index at the beginning of the comparison period and reinvestment of dividends.
Dobson Stockholder Return Performance Presentation
CUMULATIVE TOTAL RETURN

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Dobson closing prices	$14.63	$8.54	$2.21	$6.57	$1.72
Dobson index	$66.48	$38.82	$10.05	$29.86	$7.82
Peer group(1)	$74.96	$52.08	$17.52	$34.73	$49.09
Nasdaq composite	$58.21	$45.96	$31.47	$47.20	$51.26

(1)	Peer group consists of Centennial Communications Corp., Rural Cellular Corporation, United States Cellular Corp. and Western Wireless Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table provides information concerning beneficial ownership of each class of our common stock as of May 2, 2005, held by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our stock;

•	each of our directors;

•	our chief executive officer and each of our four other most highly compensated executive officers; and

•	all directors, director nominees and executive officers as a group.
      The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after May 2, 2005. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group.

	Class A Common Stock(1)			Class B Common Stock

	Number of			Number of		Percent of	Percent of
	Shares			Shares		Total	Total
Name and Address	Beneficially		Percent of	Beneficially	Percent of	Economic	Voting
of Beneficial Owner	Owned		Class	Owned	Class	Interest	Power(2)

Everett R. Dobson(3)	2,818,750		2.5%	19,066,540	98.2%	16.3%	62.7%
14201 Wireless Way
Oklahoma City, OK 73134
Stephen T. Dobson(4)	2,062,500		1.8%	19,066,540	98.2%	15.8%	62.4%
14201 Wireless Way
Oklahoma City, OK 73134
Dobson CC Limited Partnership	2,000,000		1.7%	19,066,540	98.2%	15.7%	62.4%
14201 Wireless Way
Oklahoma City, OK 73134
Bruce R. Knooihuizen	716,965	(5)	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
Timothy J. Duffy	260,760	(6)	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
R. Thomas Morgan	181,891	(7)	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
Trent W. LeForce	206,756	(8)	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
Fred J. Hall	128,750	(9)	*	—	—	*	*
123 South Hudson
Oklahoma City, OK 73102
Justin L. Jaschke	219,452	(10)	*	—	—	*	*
5616 South Ivy Court
Greenwood Village, CO 80111
Albert H. Pharis, Jr.	229,452	(11)	*	—	—	*	*
7024 A1A South
St. Augustine, FL 32080
Robert A. Schriesheim	25,000	(12)	*	—	—	*	*
1413 Tower Road
Winnetka, IL 60093
Mark S. Feighner	25,000	(13)	*	—	—	*	*
460 East Jeter Rd
Bartonville, TX 76226

	Class A Common Stock(1)			Class B Common Stock

	Number of			Number of		Percent of	Percent of
	Shares			Shares		Total	Total
Name and Address	Beneficially		Percent of	Beneficially	Percent of	Economic	Voting
of Beneficial Owner	Owned		Class	Owned	Class	Interest	Power(2)

Capital Research and Management Company	14,273,550	(14)	12.5%	—	—	10.7%	4.6%
333 South Hope St
Los Angeles, CA 90071
Perry Corp.	12,904,000	(15)	11.3%	—	—	9.6%	4.2%
599 Lexington Avenue
New York, NY 10022
Glenview Capital and Affiliates	7,776,500	(16)	6.8%	—	—	5.8%	2.5%
399 Park Avenue, Floor 39
New York, NY 10022
Mellon Financial Corporation	9,255,399	(17)	8.1%	—	—	6.9%	3.0%
One Mellon Center
Pittsburgh, PA 15258
All directors, nominees and executive officers as a group (12 persons)	5,049,484	(18)	4.4%	19,066,540	98.2%	18.0%	63.4%

*	less than 1%.

(1)	The number of shares of Class A common stock includes shares of our Class A common stock issuable upon the assumed conversion of shares of our Series F preferred stock, and our Class C and Class D common stock issued or issuable upon the exercise of options which can be exercised within 60 days after the record date. Each outstanding share of our Series F preferred stock is immediately convertible into 20 shares of our Class A common stock. Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. Each outstanding share of our Class C common stock and Class D common stock is or, where issued upon the exercise of stock options, will be convertible into 111.44 shares of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)	In calculating the percent of total voting power, the voting power of shares of our Class A common stock and our Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law and except in the election of Class A directors. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any “going private” transaction.

(3)	Includes 2,000,000 shares of Class A common stock and 19,066,540 shares of Class B common stock held by Dobson CC Limited Partnership. As the president of RLD, Inc., one of two directors and sole shareholder of RLD, Inc., the general partner of that partnership, Everett R. Dobson has voting and investment power with respect to such shares. Includes options to purchase an aggregate of 818,750 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(4)	Includes 2,000,000 shares of Class A common stock and 19,066,540 shares of Class B common stock held by Dobson CC Limited Partnership. As one of two directors of RLD, Inc., the general partner of that partnership, Stephen T. Dobson shares voting and investment power with respect to such shares. Includes options to purchase an aggregate of 62,500 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(5)	Includes options to purchase an aggregate of 646,781 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(6)	Includes options to purchase an aggregate of 245,076 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(7)	Includes options to purchase an aggregate of 147,244 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(8)	Includes options to purchase an aggregate of 188,656 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(9)	Includes options to purchase an aggregate of 116,250 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(10)	Includes options to purchase an aggregate of 105,263 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(11)	Includes options to purchase an aggregate of 148,056 shares of Class A common stock, which options may be exercised within 60 days of the record date.

(12)	Includes options to purchase an aggregate of 25,000 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(13)	Includes options to purchase an aggregate of 25,000 shares of our Class A common stock, which options may be exercised within 60 days of the record date.

(14)	Based on a Schedule 13G (Amendment No. 5) filed with the SEC on February 11, 2005.

(15)	Based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 9, 2005.

(16)	Based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 13, 2004.

(17)	Based on a Schedule 13G filed with the SEC on February 10, 2005.

(18)	Includes options to purchase 2,669,259 shares of Class A common stock.
EQUITY COMPENSATION PLAN INFORMATION
      This table gives information as of December 31, 2004 about our common stock that may be issued upon the exercise of options, warrants or rights under our existing equity compensation plans. The table also includes information with respect to our outstanding restricted stock that has not vested and restricted stock available for issuance under our existing equity compensation plans.

		(b)	(c)
	(a)		Number of Securities
	Number of Securities		Remaining Available for
	to Be Issued upon	Weighted Average	Future Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights(1)	Reflected in Column (a))

Equity compensation plans approved by security holders(2)	9,577,935	$3.23	7,022,011
Equity compensation plans not approved by security holders	—	—	—

Total	9,577,935	$3.23	7,022,011

(1)	For purposes of the calculation of the weighted average exercise price, all shares of restricted stock granted under our existing equity compensation plans were deemed to have an exercise price of $0.00. Shares of stock purchased by our employees pursuant to the 2002 Employee Stock Purchase Plan are not included in this calculation

(2)	Includes our:

•	1996 Stock Option Plan

•	2000 Stock Incentive Plan

•	2000 Stock Purchase Plan

•	2002 Stock Incentive Plan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We have a policy requiring that any material transaction that we enter into with our officers, directors, or principal shareholders and their affiliates be on terms no less favorable to us than reasonably could have been obtained in an arms-length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. In addition, the terms of our various debt instruments limit our ability and that of our subsidiaries to enter into transactions with their affiliates.
      Dobson CC Limited Partnership, or DCCLP, owns a 90% interest in a limited liability company that owns a multi-building office complex in Oklahoma City. We began occupying a portion of this complex as our corporate headquarters effective May 1, 2001. Our lease, which covers approximately 144,400 square feet of rentable space, is a 15-year, triple-net lease with an annual rental of $3.3 million. We use approximately 28,000 square feet of the leased space for one of our regional call centers and sublease another approximately 15,900 square feet to four tenants, one of which is an affiliate of DCCLP.
      Messrs. Everett R. Dobson, Stephen T. Dobson, Russell L. Dobson, a former director, Justin L. Jaschke and Albert H. Pharis, Jr. were directors, and Everett R. Dobson and Stephen T. Dobson were executive officers, of Logix Communications Enterprises, Inc. and its subsidiaries, Logix Communications Inc. and Dobson Telephone Company, and Albert H. Pharis, Jr. was an executive officer of Logix Communications Enterprises from September 1999 until April 2001. On February 28, 2002, Logix Communications Enterprises and Logix Communications filed a petition for reorganization under Chapter 11 of the Bankruptcy Code. On March 27, 2002, Everett R. Dobson and Stephen T. Dobson resigned as directors and executive officers of Logix Communications and Logix Communications Enterprises. On April 25, 2003, the Chapter 11 plan of reorganization became effective, and as part of this plan, Logix Communications was renamed Intelleq Communications Corporation, or Intelleq, and Logix Communications Enterprises was renamed DWL Holding Company, or DWL. In conjunction with consummation of the plan of reorganization, Messrs. Russell L. Dobson, Jaschke and Pharis resigned as directors of Intelleq, DWL and Dobson Telephone, and Everett R. Dobson and Stephen T. Dobson became directors and executive officers of Intelleq and DWL. DWL, through its subsidiaries, provides various telecommunications services to us on a fee basis. DWL’s charges are comparable to charges for similar services provided by DWL to unrelated third parties. DCCLP is a principal shareholder of DWL. We purchased $2.9 million of services from DWL, or its subsidiaries, during the year ended December 31, 2004.
      On March 10, 2005, we granted non-qualified, ten-year options to purchase an aggregate of 1,188,775 shares of our Class A common stock at an exercise price of $2.06 per share. The options, which were granted under the terms of our 2002 Stock Incentive Plan, vest ratably over a four year period commencing in March 2006. Included in this option grant were options to purchase an aggregate of 445,000 shares of our Class A common stock granted to our executive officers, as follows:

Executive Officer	Option Shares

Everett R. Dobson	125,000
Bruce R. Knooihuizen	85,000
Timothy J. Duffy	65,000
R. Thomas Morgan	65,000
Trent W. LeForce	65,000
Richard D. Sewell, Jr.	40,000
Compliance with Section 16(a) of the Securities Exchange Act of 1934
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our Class A common stock to file certain reports with the Securities and Exchange Commission concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors, and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2004, all Section 16(a) filing requirements were met. The following persons each filed one late Form 4 except where otherwise noted in parenthesis: Timothy J. Duffy (3); Everett R. Dobson; Stephen T. Dobson; Mark S. Feighner; Fred J. Hall; Justin L. Jaschke; Bruce R. Knooihuizen (3); Trent W. LeForce (3); Albert H. Pharis, Jr.; Richard D. Sewell, Jr. (3), Robert S. Schriesheim and Douglas B. Stephens (3).
Availability of Form 10-K and Annual Report to Shareholders
      We are required to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (not including documents incorporated by reference), are available without charge to shareholders upon written request to our Corporate Secretary. You may review our filings with the Securities and Exchange Commission by visiting our website at www.dobson.net.
Shareholder Proposals for 2006
      Our 2006 Annual Meeting of Shareholders is expected to be held on or about June 15, 2006, and proxy materials in connection with that meeting are expected to be mailed on or about April      , 2006. In order to be included in our proxy materials for our 2006 Annual Meeting, we must receive shareholder proposals prepared in accordance with the proxy rules on or before February      , 2006.
      Any such proposal should be addressed to the Secretary, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City 73134. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our annual meeting of shareholders to be held in 2006 in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested.
      In addition, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, if we receive notice after March      , 2006 of any proposal which a shareholder intends to raise at the 2006 Annual Meeting, the persons named in the proxy solicited by our Board of Directors for our 2006 Annual Meeting may exercise discretionary voting with respect to such proposal.
General
      We know of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.
      It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

By Order of the Board of Directors

Stephen T. Dobson
Secretary
Oklahoma City, Oklahoma
May      , 2005

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DOBSON COMMUNICATIONS CORPORATION
      Dobson Communications Corporation, an Oklahoma corporation (the “Corporation”),
DOES HEREBY CERTIFY:
      FIRST: That the Corporation’s Board of Directors, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and recommending that the shareholders of the Corporation approve the amendment.
      SECOND: Section 5.1 of the Corporation’s Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

5.1 Authorized Capital Stock. The maximum number of shares of capital stock which the Corporation shall have authority to issue is Four Hundred One Million Thirty Seven Thousand Two Hundred Twenty Six (401,037,226) shares of capital stock, of which Three Hundred Twenty Five Million (325,000,000) shares shall be Class A Common Stock, par value $.001 per share; Seventy Million (70,000,000) shares shall be Class B Common Stock, par value $.001 per share; Four Thousand Two Hundred Twenty Six (4,226) shares shall be Class C Common Stock, par value $.001 per share; and Thirty Three Thousand (33,000) shares shall be Class D Common Stock, par value $.001 per share (the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall collectively be referred to as the “Common Stock”), and of which Six Million (6,000,000) shares shall be preferred stock, par value $1.00 per share (the “Preferred Stock”), of which Forty Six Thousand One Hundred Eighty One (46,181) shares have been designated as 12 1/4% Senior Exchangeable Preferred Stock, Three Hundred Ninety Four Thousand Two Hundred Ninety Seven (394, 297) shares have been designated as 13% Senior Exchangeable Preferred Stock due 2009, and One Million Nine Hundred Thousand (1,900,000) shares have been designated as Series F Convertible Preferred Stock. The Common Stock and the Preferred Stock are sometimes referred to herein as the “Capital Stock” of the Corporation.
      THIRD: That, thereafter, the shareholders voted in favor of the amendment pursuant in accordance with the provisions of Section 1077 of the Oklahoma General Corporation Act.
      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Senior Vice President and attested to by its Assistant Secretary on                     , 200     .

Ronald L. Ripley, Senior Vice President
Attest:

Trent LeForce, Assistant Secretary

PROXY
DOBSON COMMUNICATIONS CORPORATION
14201 WIRELESS WAY
OKLAHOMA CITY, OKLAHOMA 73134
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Bruce R. Knooihuizen and Richard D. Sewell, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Dobson Communications Corporation, an Oklahoma corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 15, 2005, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:
A    ☒    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

	FOR NOMINEE	WITHHOLD AUTHORITY
	LISTED TO RIGHT	FOR ALL NOMINEES	NOMINEE:
1. Election of Director	☐	☐	Mark S. Feighner
	☐	☐	Justin L. Jaschke
	☐	☐	Albert H. Pharis, Jr.
     INSTRUCTION: to withhold authority to vote for any nominee, write that nominee’s name on the line provided below.

2. Proposal to approve the amendments to the Dobson Communications Corporation Amended and Restated Certificate of Incorporation
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
3. Ratify and approve the selection of KPMG LLP as the independent auditors for Dobson Communications Corporation for 2005.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.
(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.
The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE

SIGNATURE

DATED	, 2005

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.

PROXY
DOBSON COMMUNICATIONS CORPORATION
14201 WIRELESS WAY
OKLAHOMA CITY, OKLAHOMA 73134
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Bruce R. Knooihuizen and Richard D. Sewell, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Dobson Communications Corporation, an Oklahoma corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 15, 2005, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:
A    ☒    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

	FOR NOMINEE	WITHHOLD AUTHORITY
	LISTED TO RIGHT	FOR ALL NOMINEES	NOMINEE:
1. Election of Director	☐	☐	Justin L. Jaschke
	☐	☐	Albert H. Pharis, Jr.
     INSTRUCTION: to withhold authority to vote for any nominee, write that nominee’s name on the line provided below.

2. Proposal to approve the amendments to the Dobson Communications Corporation Amended and Restated Certificate of Incorporation.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
3. Ratify and approve the selection of KPMG LLP as the independent auditors for Dobson Communications Corporation for 2005.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.
(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.
The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE

SIGNATURE

DATED	, 2005

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.